Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES FIRST QUARTER RESULTS

PITTSBURGH, PA – May 4, 2009 – Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2009.

The company reported net income of $6.0 million for the first quarter of 2009, as compared to net income of $10.4 million for the first quarter of 2008.  On a fully diluted share basis, earnings per common share for the first quarter of 2009 were $0.11 versus $0.20 for the first quarter of 2008.

Included in the results for the first quarter of 2008 was a non-recurring after-tax gain of $5.7 million, or $0.11 per common share on a fully diluted share basis, from the settlement of a lawsuit.

Net sales for the first quarter of 2009 were $90.6 million, a slight increase over net sales of $90.3 million for the first quarter 2008.  Because of the stronger U.S. dollar, currency translation had a $5.3-million, or 5.5%, negative impact on sales for the first quarter of 2009.

For the first quarter of 2009, sales for the Activated Carbon and Service segment increased slightly as compared to the first quarter of 2008.  The 1.1% increase was primarily due to higher pricing for certain carbon products and services in the food and municipal drinking water markets, which was partially offset by lower demand in other market segments.  Equipment sales increased by 12.4% in the first quarter of 2009 versus the comparable period in 2008, principally due to higher revenue for ultraviolet light and ion exchange systems. This increase was partially offset by lower revenue for carbon adsorption and odor control systems.  A decline of 47.2% in Consumer sales for the first quarter of 2009 was primarily attributable to lower demand for carbon cloth products.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2009 was 32.5% versus 31.6% for the first quarter of 2008.  Higher pricing on certain carbon and service products accounted for the increase by more than offsetting increases in activated carbon product costs.

Selling, administrative and research (SG&A) expenses for the first quarter of 2009 increased by 2.5% versus the comparable period in 2008.  The increase was principally due to higher pension expense.

Interest income was $0.1 million for the first quarter of 2009.  This compares with interest expense of $1.7 million for the first quarter of 2008.  The change is due to the lower amount of debt outstanding during the first quarter of 2009 as a result of the company redeeming $69.0 million of its 5% Senior Convertible Notes in the second half of 2008.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “The weak global economy had a significant negative impact on volume sold during the first quarter.  Lower demand in many of our end markets resulted in a considerable decline in activated carbon and service sales volume.

Considering this, I am relatively pleased with the company’s performance in the first quarter.  Despite the decline in volume, earnings per share showed improvement over last year, excluding the non-recurring gain in the first quarter of 2008.  This improvement was achieved primarily through pricing on certain activated carbon and service products, lower interest expense, and tight expense control.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein.  Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended March 31,
	2009	2008*

Net Sales	$90,633	$90,331

Cost of Products Sold	61,214	61,765

Depreciation and Amortization	3,776	3,926

Selling, Administrative & Research	16,707	16,291

Gain from AST Settlement	-	(9,250)

	81,697	72,732

Income from Operations	8,936	17,599

Interest Income (Expense) - Net	106	(1,655)

Other Expense - Net	(428)	(90)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	8,614	15,854

Income Tax Provision	3,081	5,919

Income from Operations Before Equity in Income from Equity Investments	5,533	9,935

Equity in Income from Equity Investments	441	438

Net Income	$5,974	$10,373

Net Income per Common Share
Basic
Diluted	$0.11	$0.26
	$0.11	$0.20
Weighted Average Shares Outstanding (Thousands)
Basic	54,117	40,240
Diluted	56,079	51,756

* Results have been retrospectively restated to incorporate the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”.

Calgon Carbon Corporation

Segment Data:

Segment Sales	1Q09	1Q08	YTD 2009	YTD 2008

Activated Carbon and Service	77,763	76,898	77,763	76,898
Equipment	10,899	9,697	10,899	9,697
Consumer	1,971	3,736	1,971	3,736

Total Sales (thousands)	$90,633	$90,331	$90,633	$90,331

Segment Operating Income (loss)*	1Q09	1Q08	YTD 2008	YTD 2007

Activated Carbon and Service	11,882	17,376	11,882	17,376
Equipment	975	3,443	975	3,443
Consumer	(145)	706	(145)	706

Income from Operations (thousands)	$12,712	$21,525	$12,712	$21,525

*Before depreciation and amortization. The 2008 period includes the $9.3 million gain on AST settlement ($5.3 million Activated Carbon and Service and $4.0 million Equipment).

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31, 2009	December 31, 2008*
ASSETS

Current assets:

Cash and cash equivalents	$13,874		$16,750

Receivables	65,018		64,515

Inventories	98,731		93,725

Other current assets	20,423		25,598

Total current assets	198,046		200,588

Property, plant and equipment, net	130,575		122,960

Other assets	62,780		63,714

Total assets	$391,401		$387,262

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Short-term debt	$1,608		$1,605

Current portion of long-term debt	7,994		7,903

Other current liabilities	57,364		56,036

Total current liabilities	66,966		65,544

Long-term debt	-		-

Other liabilities	68,313		68,441

Total liabilities	135,279		133,985

Total shareholders' equity	256,122		253,277

Total liabilities and shareholders' equity	$391,401	$	$ 387,262

* Results have been retrospectively restated to incorporate the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”.